Exhibit 99.2

The text of Section 18 of the By-laws of the Hilton Hotels Corporation, as revised effective as of March 24, 2005, reads as follows:

“18.         The Board of Directors may, by resolution or resolutions passed by the vote of a majority of the whole Board of Directors in favor thereof, designate one or more committees, each committee to consist of two or more of the Directors of the Corporation, which, to the extent provided in said resolution or resolutions, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Vacancies in the membership of any committee shall be filled by the Board of Directors at a regular meeting or at a special meeting called for that purpose.  At all meetings of committees of the Board of Directors, the presence in person or telephonically of at least one half of the committee members shall constitute a quorum for the transaction of business.  The committees shall keep regular minutes of their proceedings and report the same to the Board when required.”